SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_____________________

FORM 8-K/A
(Amendment No. 1)
_____________________

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

COMMISSION FILE NO.: 0-54205

Date of Report: September 2, 2011

HXT HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	20-2188353
(State of other jurisdiction of	(IRS Employer
incorporation or organization	Identification No.)

51 Huilingxi Road, Zhouhuizheng, Wujin District, Changzhou, Jiangsu Province, P.R. China	213022
(Address of principal executive offices)	(Zip Code)

86-519-83630688
(Registrant’s telephone number including area code)

No. 5 Floor 6, Block A, Skyworth Bldg., Hi-Tech Industrial Park, Nanshan District, Shenzhen P.R. China 518057
(Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Amendment No. 1

This amendment is being filed in order to include the pro forma financial statements of HXT Holdings, Inc.

Item 1.01               Entry into Material Definitive Agreement
Item 2.01               Completion of Acquisition or Disposition of Assets
Item 3.02               Unregistered Sale of Equity Securities
Item 5.01               Changes in Control of Registrant
Item 5.02               Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On September 2, 2011 HXT Holdings, Inc. (the “Company”):

•	acquired the outstanding capital stock of China Metal Holding, Inc. (“China Metal”) in exchange for 9,200,000 shares of the Company’s common stock;

•
entered into an agreement with the two principal managers of the operating subsidiary of China Metal to serve on the Company’s board of directors in exchange for 20,201,500 shares of the Company’s common stock;

•	appointed a completely new slate of officers for the Company; and

•
transferred ownership of its subsidiary, Heng Xing Technology Group Development Limited, to Li Yuan Qing, its previous CEO in exchange for Mr. Li’s agreement to hold the Company harmless from any liability arising from the business of that subsidiary.

In addition, on the same date, Li Yuan Qing and Ding Hong Shen submitted their resignations from the Board of Directors.  The resignations will be effective ten days after the Company mails to its shareholders of record an information statement that conforms to the requirements of Rule 14f-1 of the Securities and Exchange Commission.

Acquisition of China Metal Holding, Inc.

The Company acquired China Metal Holding, Inc. pursuant to an Agreement and Plan of Merger dated September 2, 2011 among the Company, HXT Acquisition Corp., and China Metal.  Pursuant to that Agreement, HXT Acquisition, a newly-formed, wholly-owned subsidiary of the Company, was merged into China Metal (the “Merger”), with the result that China Metal became a wholly-owned subsidiary of the Company.  In exchange for ownership of China Metal, the Company issued 9,200,000 shares of its common stock to the prior shareholders of China Metal.  China Metal owns all of the registered capital of Changzhou Huayue Electronic Co., Ltd. (“Huayue”), which is engaged in the manufacture and sale of high frequency induction lights and electrolytic capacitors in the People’s Republic of China.

In connection with the acquisition of China Metal by the Company, Li Yuan Qing and Qiu Zhen Liang sold 257,930 shares of the Company’s common stock to Ying Wang, an affiliate of China Metal, for 1,600,000 Chinese Yuan (approximately $250,000).  The shares represented approximately 38% of the outstanding common stock prior to the Merger.

Disposition of Heng Xing Technology Group Development Limited

Subsequent to the closing of the Merger, the Company entered into a Transfer Agreement with Li Yuan Qing.  Pursuant to the Transfer Agreement, The Company assigned to Mr. Li all of the outstanding capital stock of its subsidiary, Heng Xing Technology Group Development Limited (“Heng Xing TG”).  In exchange for Heng Xing TG, Mr. Li agreed to indemnify the Company against any liability arising from the past or future operations of Heng Xing TG.  Heng Xing TG owns the subsidiaries that carried on all of the Company’s business operations prior to the Merger.

Entrusted Management Agreement

Upon completion of the Merger, the Company entered into an Entrusted Management Agreement with Pan Shudong and Li Xinmei, who are the two principal managers of Huayue, the operating company owned by China Metal.  The Entrusted Management Agreement provides that Mr. Pan and Ms. Li (the “Managers”) will serve as members of the Company’s Board of Directors for a three year term.  They also undertake responsibility for day-to-day management of the Company and its subsidiaries, although they may engage other officers and agent to assist them.  In compensation for their services, the Company has issued to them 20,201,500 shares of restricted common stock, although they immediately transferred 392,500 shares to their business associates.  The shares may not be transferred for three years, and then no more than 4,040,300 may be transferred in any year.  In addition, if the Company’s annual return on equity for the next three years is less than five percent, the shares will be cancelled.

Principal Shareholders

Upon completion of the Merger and execution of the Entrusted Management Agreement, there were 30,067,741 shares of the Company’s common stock issued and outstanding.  The following table sets forth information known to us with respect to the beneficial ownership of our common stock by the following:

•	each shareholder who beneficially owns more than 5% of our common stock;

•	Pan Shudong, our Chief Executive Officer

•	each of the members of the Board of Directors; and

•	all of our officers and directors as a group.

Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percentage of Class
Pan Shudong(2)	19,809,000	65.9%
Li Xinmei(2)	19,809,000	65.9%
All officers and directors As a group (6 persons)	20,353,400	67.7%
Huakang Zhou(3)	4,057,930	13.5%

(1)	Except as otherwise noted, all shares are owned of record and beneficially.

(2)
Pan Shudong and Li Xinmei are married to each other.  Accordingly, each is a beneficial owner of shares owned of record by the other.  Their record ownership is:  Pan Shudong - 10,809,500; Li Xinmei - 9,000,000.  The shares owned by Pan Shudong and Li Xinmei are restricted by the terms of the Entrusted Management Agreement dated September 2, 2011.  In the event that the Company’s annual return on equity for the three years ended September 2, 2014 is less than five percent, the shares will be cancelled.

(3)
Includes 2,000,000 shares owned of record by Moutasia Capital Opportunity Fund, LLC, over which Mr. Zhou exercises voting and dispositional control, 1,000,000 shares owned of record by Mr. Zhou’s spouse, Xiaojin Wang, and 857,930 and 200,000 shares owned by Ying Wang and Lan Wang, respectively, over which Mr. Zhou exercises voting and dispositional control.

New Management

In connection with the Merger, the two members of our Board of Directors elected Pan Shudong and Li Xinmai to also serve as members of the Board.  The prior directors have submitted their resignations from the Board, although the resignations will not be effective until ten days after the Company mails to its shareholders of record an information statement that satisfies Rule 14f-1 of the Securities and Exchange Commission.  Upon the effective date of their resignations, the executive officers and directors of the Company will be:

Name	Age	Positions with the Company
Shudong Pan	46	Chairman of the Board of Directors and Chief Executive Officer
Li Xinmei	47	Director
Zhiqiang Zhou	36	Chief Technical Officer
Liuzhi Gan	48	Chief Financial Officer
Wenjun Li	54	Chief Marketing Officer
Yi Guo	24	Vice President of International Affairs

All directors will hold office until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Company’s charter and by-laws.

Shudong Pan is our Chairman of the Board and Chief Executive Officer.  Mr. Pan founded Huayue in 1999 in the town of Zouqu, Changzhou and has worked for the company since then.  Prior to founding Yuayue, Mr. Pan was employed for 16 years by the Bureau of Taxation in China.  Mr. Pan holds a Diploma in Accounting awarded by the Changzhou Financial Institute in 1986.  He has served as a researcher for the Economic Research and Development Institute at Hehai University.  In May 2009, Mr. Pan was elected Vice President of the Association of Lighting Devices in the city of Changzhou.  He has participated in drafting the Chinese National Standards for Induction Lights.  Mr. Pan is married to Xinmei Li, the other member of the Board of Directors.

Xinmei Li has been employed by Huayue as Chief Financial Officer since 2002.  During the same period, Ms. Li has been employed as Chief Executive Officer of Changzhou Heng Chuan Plastics Co., Ltd.  Prior to 2002, Ms. Li was employed for 21 years in various positions in the banking industry in China.  In 2005 she was awarded a Bachelor’s Degree in Economic Management by Southeastern University in China.   Ms. Li is a certified public accountant in China.  She is married to Shudong Pan, the other member of the Board of Directors.

 Zhiqiang Zhou is our Chief Technical Officer.  Mr. Zhou has been employed by  Huayue in this capacity, researching and designing new product lines, since 2008.  He will lead the induction light research and development team, designing operating systems and hardware and solving technology issues.  Mr. Zhou received a Masters Degree in Electrical Engineering and Information Systems in Canada in 2008.

Liuzhi Gan serves as Chief Financial Officer of HXTH, a position he held with Huayue since 2010.  From 2005 to 2010, Mr. Gan was the Financial Manager for Changzhou Jiaoqu Financial Entries Ltd. and between 1998 and 2005 he was the Accounting Director for Jiangsu Mingdu Group Ltd.  Mr. Gan received a diploma in Accounting in 1998 from the Jiangsu Province Supreme Accounting Institution.

Wenjun Li is our Chief Marketing Officer.  He has been employed as Sales Director by Huayue since 2010.  From 2006 to 2010, Mr. Li was the Assistant Sales Manager for Jiangsu Nuoming Light Device Ltd.  He served in the administration of the Shanxi Provincial Bureau of Education between 2000 and 2006.  In 2007, Mr. Li received a Bachelor’s Degree in Chinese literature from China Northwest University and a Certificate in Corporate Management.

Yi Guo is our Vice President of International Affairs, and will be resident in our U.S. office.  From 2008 until joining the Company, Mr. Guo was employed as General Manager of CC Trading Group Ltd.  In 2007 and 2008, he was a sales professional for Best Buy and a Management Trainee at Empire Landmark.  Mr. Guo received a Bachelor’s Degree in Finance and Real Estate from the University of British Columbia in 2011.

INFORMATION REGARDING THE ACQUIRED COMPANY

China Metal is a Delaware corporation that functions as a holding company with only one asset.  China Metal owns all of the registered capital of Changzhou Huayue Electronic Co., Ltd. (“Huayue”).  Huayue was organized in 1999 under the laws of the People’s Republic of China (“PRC”).

Huayue is engaged in the businesses of developing, producing and selling two major product lines:

•           high frequency induction lights, and
•           electrolytic capacitors.

While revenues in 2011 were split approximately equally between these two business lines, we anticipate that our future growth will be derived primarily from the lighting business.

Induction Lighting

Huayue was founded in November, 1999 as a corporation under the laws of the PRC by Mr.  Shudong Pan.  Initially, Huayue was engaged in the business of developing, producing and selling electrolytic capacitors.  In 2008, Huayue’s management team decided to expand the company’s activities by entering the business of producing and selling high frequency induction lights.  Towards this end, Huayue built a production facility in Changzhou in 2009.

High frequency induction lights represent the fourth generation of lighting products.   The first three generations were incandescent lights, fluorescent lamps and energy-saving lights:

•
The incandescent light bulb, invented by Thomas Edison in 1879, creates light by heating a filament inside the tube.  The heat makes the filament white hot, producing visible light.  Because light is created through heat, about 90% of the energy these lamps produce is in the form of heat or infrared radiation.

•
In the early 20th Century, conventional fluorescent lights were patented.  In these lamps, mercury vapor or another type of gas in the tube, when excited by an electrode, produces invisible ultraviolet light.  These light waves hit the white powder coating on the inside of the tube, called phosphors, which then produces white visible light.  This method of producing light is more energy efficient than incandescent lighting, producing only about 30% of the heat.

•
Energy-saving lamps, such as compact fluorescent lights, were developed to replace standard incandescent bulbs, producing the same amount of light with reduced power use and cost.  However, the presence of electrodes in conventional fluorescent lights imposes many restrictions on lamp design and performance and limits lamp life.

The fourth generation of lighting functions without electrodes.  The theories behind the wireless transfer of power to lamps were articulated in the late 19th Century.  In the early and mid-20th Century, these principles were applied to create designs for high frequency electrodeless lights.  In the late 1960s, General Electric applied for patents on an electrodeless lamp and in 1994 announced the production of an electrodeless lamp that included an integrated ballast, which is the device that regulates the current flowing through the lamp to prevent overheating.  The first Chinese version of an electrodeless lamp was produced in a lab in 1998, and low-frequency electrodeless lights were introduced in the PRC in 2003.  In 2005, Zhejaing University developed high frequency electrodeless technology in 2005, greatly lowering the cost of induction lights, making them commercially practical.

In contrast to traditional lamps, induction lights do not involve either filaments or electrodes, and no electrical connection goes on inside the glass tube.   Instead, energy is transferred through the glass tube solely by electromagnetic induction.  Power to create the light is transferred from outside the glass tube by means of a magnetic field.  As with a conventional fluorescent lamp, the power excites mercury or a mercury alloy, producing ultraviolet light which hits the phosphors resulting in visible light.

Internal induction lamps, which resemble the shape of incandescent lights, were developed first.  The bulb contains inert gas, a pellet from a mercury amalgam or alloy, phosphors coating the interior, and a glass tube extending from bottom of the bulb to form a cavity.   This test tube-like cavity contains an induction coil wound around a ferrite shaft.  The inductor is excited by high frequency electric power from external ballast.  This causes a magnetic field to penetrate the glass and excite the mercury atoms, which emit ultraviolet light.  These waves are converted to visible light by the phosphor coating.

In an external induction lamp, electromagnets are wrapped around a part of the tube.   The tube contains mercury atoms which are provided by a pellet of mercury amalgam.  High frequency energy from the ballast is sent through wires which are wrapped in a coil around a ferrite inductor.  This creates a powerful magnetic force which excites the mercury atoms.  As with the other forms of fluorescent lighting, the mercury emits ultraviolet light which hits the phosphors and produces visible light.

Following its entry into the induction lighting business, Huayue obtained the required PRC government certificates and a patent for induction lamps in March, 2009.  During the first half of 2010, the company met certification requirements for compliance with international and European Community standards.  Huayue participated in the drafting of three of the PRC National Induction Lighting Efficiency Standards and acted as the principal drafter of two of them.  By 2011, we had acquired more than 60 patents in the PRC, 33 of which are currently in use.

Huayue produces both of the two major types of electromagnetic induction lamps: internal and external.  We had initially focused on external lamps, but advances in our technology have enabled us to increasingly produce and promote internal induction lights.

Advantages of Induction Lighting

High frequency induction lamps have a number of advantages over other types of lighting:

•
Longer Life Span.  Electrodes in incandescent and conventional fluorescent lamps decay, producing less light over time, and are generally the limiting factor in the lives of the light.  The average life span of a traditional lamp is no more than one year.  By avoiding the use of electrodes, induction lamps can have life spans of up to 60,000 hours. As a result, we are able to offer five year warranties on our products.  The extended life reduces the frequency and cost of replacement. It also makes our lamps particularly suitable for locations or structures where servicing and light replacement are difficult.

•
High Luminous Efficiency.  Electrodes in incandescent or conventional fluorescent lighting give rise to power losses and place limits on the gas pressure and its composition.  These restrictions do not apply to electrodeless induction lighting, so that gas pressure can be optimized, and the power rating and light output of the lamps can be significantly increased.

•
Quick Start.  Induction lights can be started or restarted without pre-heating.  Only a low current is necessary to initiate operation.  This enables the size of the distribution box to be reduced, lowering the installation cost.  Their quick start-up makes induction lamps particularly well suited for emergency lighting.

•
Automatic Brightness Adjustment.  Induction lamps can be designed to incorporate programmable smart cards, which can vary the level of brightness based on such factors as the time of day or the level of natural light.  The lamps can function at any point down to 30% of their capacity, providing significant flexibility.

•
Ballast Efficiency.  High frequency ballasts operate at around 98% efficiency while 10-15% of the energy is wasted in traditional lighting designs.  As a result¸ they significantly lower the pressure and pollution level of the energy grid.

•
Energy Efficiency.  Induction lighting can save as much as 75% of the energy that would be used in conventional fluorescent lamps.  An 85 watt induction lamp can produce the same amount of light as a 450 watt conventional fluorescent light.

•	Environmentally Friendly. Induction lights use amalgams (mercury alloys) instead of liquid mercury. This difference reduces the level of pollution that occurs from the disposal of the lamps.

•
High Lighting Quality.  Because of operation at a high frequency, induction lights do not produce glare and do not flicker.  This makes them ideal for use in the workplace, avoiding these lighting effects that can cause migraines.

•	Few Constraints on Installation Locations. Induction lamps can be installed in a large variety of settings, making them particularly useful in public or industrial situations.

Our Applications of Induction Lighting

Huayue has installed induction lamps in the following public and industrial projects:

•
High Bay Lighting.  Factories with high ceilings often require that the surface brightness of the lighting source be lowered to an indoor natural lighting level.  Induction lamps provide a bright, but more pleasant, lighting source than traditional forms of lighting in these plants.  Where they have been installed, the accident rate has gone down and less energy is consumed.  For these reasons, Chinese factories are increasingly using induction lamps.

•
Roadway Lighting.  Induction lamps are well suited for the lighting of roadways, particularly in locations where maintenance is difficult.  The Nanpu Bridge lighting project used induction lamps, which resulted in a 34% reduction in cost from the original lamps.

•
Lighting in Tunnels.  Because of their lack of glare, quick start, ability to automatically adjust  brightness, and lower maintenance cost, induction lamps are used in over 100 tunnels in the PRC, such as the Shanghai Waitan Tunnel and all the tunnels on the Wuhan-Guangzhou high-speed railway.

•	Lighting for Public Facilities. The ability to adjust the brightness level through programmable smart cards makes induction lamps highly attractive for use in outdoor public locations.

•	Emergency Lighting. By being able to start quickly with a relatively low current, induction lamps are well suited for use as emergency lights.

•	Office or Residential Lighting. Induction lights work well in office or residential settings because of the absence of glare and flicker.

Induction Lighting: Competition

The global market for lighting products is dominated by very large multi-national corporations headquartered outside of the PRC, such as Philips, Osram (a subsidiary of Seimens) and General Electric.  To date, we believe that these companies have not made induction lighting a priority.  Our technological advances are protected by 33 patents issued in the PRC and currently in use.  Also, these multi-nationals may face higher costs than those incurred by Huayue in the PRC, giving us a pricing advantage.  However, these companies have many times the resources of Huayue so that this situation could change rapidly.  Should one or more of these multi-nationals decide to enter our market and devote resources to it, we would be at a substantial disadvantage.

We also have numerous domestic competitors in the market for induction lighting.  Most of these companies have targeted the low power segment, as opposed to the high frequency products which are Huayue’s focus.  We believe that many of those competitors developing high power lighting have encountered serious problems including low research productivity, simple product design, unstable quality control and limited product applicability.

Huayue believes it has significant competitive advantages over these local enterprises.  Along with our technology protected by international patents, our products benefit from representing high quality at a low cost.  The incorporation of smart cards into our lamps provides constant power control and the ability to automatically adjust brightness.  We have the facilities to mass produce 300 watt induction lamps with long lives that do not require frequent maintenance, as backed up by our warranties.

We also have substantial equity in our brand name.  Our electrolytic capacitors achieved widespread domestic popularity and became internationally known through their export to ten countries.  Since our entry into the high frequency induction lighting market, we have won a number of awards and have been appointed to serve important industry functions by the PRC government.

Huayue further believes that it derives a meaningful distribution and transportation advantages from its location in a central area for lighting companies in the town of Zouqu in Changzhou City.  It is in the “Yangtze River Golden Triangle” within drivable distance from two of the PRC’s largest cities, Shanghai and Nanjing.  In addition, the Shanghai-Nanjing railway, the Shanghai-Nanjing highway and the Beijing-Hangzhou Grand Canal run through the city of Changzhou.

Induction Lighting:  Marketing and Distribution

Huayue believes that the market demand for all types of industrial lighting in China is 400 billion Chinese Renminbi (“RMB”), or $62.7 billion, per year, with the lighting of public facilities and high bays accounting for 300 billion RMB of this amount and the remaining 100 billion RMB relating to the lighting of private property.  Huayue has targeted the former segment of this market.  The market for induction lighting in the PRC has been estimated to be as large as 100 billion RMB, and the PRC National Lighting Association projects that the demand for induction lights will reach 10 million units by the end of 2012.  We estimate that our international market will be double or triple the size of the domestic one.

We recently changed our domestic distribution strategy, moving from direct sales to the development of regional sales agents.  We have identified 12 agents and plan to increase this number to between 40 and 50 by the end of the year.  Huayue believes that this strategic decision contributed to the significantly increased sales during 2011.

Historically, Huayue had exported its electrolytic capacitors and related products to the United States, Europe and other countries in Asia, creating global brand awareness.  For our induction lighting products, we are currently in the process of negotiating terms with prospective international sales agents.  Our plan is to price our products sold internationally at a 20% premium to our domestic sales, in order to provide a margin for adverse currency movements.

Induction Lighting:  Involvement of the PRC Government

Huayue has enjoyed the support of the PRC government.  Leaders within the government as well as specialists from such entities as the Policy Research Center of the Communist Party of China and the Economic Research Office of the State Council visited our site and reviewed our technology in early 2010.  That same year, a group of experts recommended that the induction lighting industry and its technology be further developed as a matter of public policy.  As a result, the PRC government designated induction lamps as high-efficiency products that would be eligible for preferential policies and subsidies.  We received 490,000 RMB (or $76,000) of funding from the government in the year ended May 31, 2010 and 610,000 RMB (or $95,600) in the year ended May 31, 2011.

In order to promote energy saving through the replacement of traditional lighting, induction lamps were put on the government procurement list.  At the request of various governmental ministries and commissions, we are working on the installation of induction lamps as a part of such projects as Beijing International Airport, Petro China, SinoPec, Shengli Oilfield, Shanghai Middle Ring Highway and Saicgroup.  Huayue believes that these projects will improve awareness of our brands and expand our market share.

Electrolytic Capacitors

Huayue’s historic business has been the development, manufacture and sale of electrolytic capacitors.  This business contributed approximately 80% of our revenues in the year ended May 31, 2010 and 50% of our revenue in the year ended May 31, 2011.  Over 75% of Huayue’s employees work in this area.  We manufacture the electrolytic capacitors in the same facility in Changzhou as the induction lamps, but in a different workshop.  We distribute our capacitors through both domestic retailers in the PRC and international trading companies.  Strong sales and performance of this product line in the past have created good will for Huayue and established a global brand.

Competition in the market for electrolytic capacitors has been particularly intense in recent years.  A number of firms have entered the industry, many of which are larger and have technology superior to that of Huayue.  We have responded by targeting the lower end of the market where we remain competitive on the basis of price, name recognition, and the dependence of clients who have purchased our product line of capacitors in the past.  However, given these difficult competitive conditions and the increasing cost of labor, we have determined, as a strategic matter, not to make significant additional investments in this area.   Moreover, the technology is fairly developed and only 5% of our research and development expenditures over the past three years have related to this business.  Investors should be aware that we anticipate that the electrolytic capacitor business will be of declining relative importance to Huayue, projected to account for only 5% of our revenues in the year ending May 31, 2012.

Raw Materials and Our Suppliers

In connection with our induction lighting business, we purchase glass shells, high temperature cables, power supplies, mercury amalgam, and aluminum blocks.  The key supplies purchased for our electrolytic capacitors are positive and negative foil.

During the year ended May 31, 2011, Huayue purchased 57% of its materials from Shanghai Mahe Electronic Company, Ltd. (“Shanghai Mahe”).  Shanghai Mahe does not have any other business relationships with either Huayue or any of its affiliates.   We also acquired 19% and 17% of our materials during the years ended May 31, 2011 and 2010, respectively, from Changzhou (Shiji) Jinyue Packaging Company, Ltd. (“Jinyue Packaging”).   Jinyue Packaging is an entity owned by the sister of Mr. Shudong Pan, the Chairman of the Board and Chief Executive Officer of Huayue.  Although the reliance on purchases from Shanghai Mahe and Jinyue Packaging is heavy, there are feasible alternative sources of these materials in China.

Our Customers

The bulk of our sales have been made to a few major customers, although the degree of concentration markedly declined during the most recent fiscal year.  The top five purchasers accounted for approximately 16.4% and 40.9% of Huayue’s revenues for the years ended May 31, 2011 and 2010, respectively.  No single customer represented more than 10% of Huayue’s revenues in either fiscal year.

Intellectual Property

 We have proprietary rights with respect to our technology.  From 2008 to 2010, we obtained 60 patents from the PRC government, of which 33 are currently in use.  All of these patents relate to the induction lighting business.  We believe that the breadth of description of our patents gives us significant protection.

Huayue also holds registered trademarks for both the induction lamp and electrolytic capacitor businesses.

Insurance

Huayue maintains the insurance required by the PRC Labor and Social Security Law.  In addition, we insured certain property against accidents in our commercial insurance policy.  The total annual premium on this policy is 658,600 RMB or $103,228.

Environmental Considerations

Induction lamps, such as those manufactured by Huayue, are considered to be highly environmentally friendly.  It is controversial among scientists whether the liquid mercury amalgam used in energy saving lamps, the third generation lighting source, creates serious pollution problems upon disposal. Regardless of the outcome of that controversy, it is clear that induction lamps are preferable on environmental grounds.  Because of their longer life spans, induction lamps need to be discarded much less frequently.  Moreover, the solid mercury amalgam used in induction lamps can be disposed of with reasonable efforts and does not produce either water or ground pollution.

We spent about 500,000 RMB, or $78,370, in the year ended May 31, 2011 on compliance with environmental laws and regulations.  Because we have designed our production with environmental concerns in mind, we do not expect this amount to increase in the coming years.

Employees

We currently have a total of 380 employees, 300 of which work in the electronic capacitor business.  Of the overall total, 70 employees are in management, 66 of which have advanced degrees.  20 employees located in the Research Development Center in Shanghai, as well as a few site engineers, do research and development and are included in the management total.  Many of these individuals were recruited from outside the PRC.  Six of them have doctorate degrees and 16 have masters degrees in related areas.  20 employees are involved in marketing.

Physical Facilities

Huayue produces both its induction lamps and electrolytic capacitors at a facility in Changzhou City.  This factory has a production base of 15,000 square meters that can generate up to 150 million RMB, or $23.5 million, in revenue per year.  This facility is leased, under an agreement with a 60 month term that began in January, 2011 at a monthly rent of 20,000 RMB, or $3,134.  We also rent our Research Development Center in Shanghai.

Management’s Discussion of Financial Condition and Results of Operations

We are filing with this report the audited consolidated financial statements of China Metal and its subsidiary, Huayue, for the years ended May 31, 2011 and 2010.  The following discussion pertains to those financial statements.

Results of Operations

Huayue’s sales revenue for the year ended May 31, 2011 was $6,581,665, an increase of $3,073,596, or 87.6%, over revenue of $3,508,069 received in the year ended May 31, 2010.  Revenue from the induction lighting business rose by $2,941,890, from $425,153 in the prior year to $3,367,053 in the year ended May 31, 2011.  Three-fourths of our total revenue from lighting is attributable to three categories of lamps:  165 watt (50%), 135 watt (15%), and 85 watt (10%).  The increase in lighting sales is a reflection of the increasing demand for induction lamps and our introduction of new lighting products.  We believe sales also benefited from the change in our domestic distribution strategy, as we now focus on the development of regional sales agents, as opposed to relying on direct sales campaigns.  Over the next twelve months, our objective is to increase our production capacity and expand into international markets, which have the potential to be double or triple the size of our domestic market.

The electrolytic capacitor business produced revenue of $3,214,612 in the year ended May 31, 2011, an increase of $131,707, or 4.3%, over sales in the year ended May 31, 2010.  We believe this is a mature industry, characterized by intense competition.  We hope to maintain our share of the customer base and market, but do not foresee being able to significantly expand this business.

Although sales increased by almost 88% from fiscal 2010 to fiscal 2011, our gross profit increased by only 45%, as our gross margin of 13.2% in fiscal 2011 fell short of the 17% gross margin we achieved in fiscal 2010.  The primary reason for the decline in gross margin percentage was the cost of introducing new induction lighting products.  Because we are trying to rapidly grasp a solid position in the induction lighting market, we have been introducing products while they are still in the final development stages.  We sell the new products on a small scale basis, while our technicians continue to improve the failure rate and develop efficiencies in the use of materials.  This process allows us to market aggressively, but results in a high cost of goods sold.  We anticipate that as our market position matures, we will be able to fully develop new products before taking them to market, which will improve our margins.

For the year ended May 31, 2011, income from operations was $616,290, an increase of $273,912, or 80%, over the $342,378 achieved in the year ended May 31, 2010.  Contributing to this increase, selling expenses declined to $49,204 in the year ended May 31, 2011 from $69,223 in the prior fiscal year, a drop of 28.9%, reflecting our decision to reduce direct sales and replace them with a network of independent agents.  General and administrative expenses rose 9.4%, from $187,908 in the year ended May 31, 2010 to $205,518 in the year ended May 31, 2011.  Our ability to achieve an 88% increase in sales with only a 9% increase in administrative expenses reflects our ongoing efforts to control costs.  General and administrative expenses will increase in the coming year, however, as we assume the obligations attendant to being a U.S. public company, including legal and accounting expenses and other expenses related to the nurturing of our new shareholder base.

                Due to increased reliance on short-term bank debt, interest expense rose to $431,531 in the year ended May 31, 2011 from $284,447 in the prior fiscal year, a rise of 52%.  As discussed below, we hope to access the U.S. capital markets to obtain equity funding to pay off the debt and reduce this cost and our exposure to increasing interest rates.  The increase in our interest income in fiscal 2011 was more than offset, however, by “other income” of $430,116 that we recorded in that year.  The components of the other income were a $163,201 grant from the local government for developing new induction lighting technology and $266,915 of income we recorded when we found inventory with that value in our warehouses but not recorded in our inventory records.  In preparation for assuming our responsibilities under the U.S. securities laws, we are actively implementing improved internal controls.  Accordingly we do not expect future inventory counts to yield such benefits (or its opposite).  For the year ended May 31, 2011, the windfall assisted us in achieving a profit before tax of $574,542, compared to profit before tax of only $66,094 in the prior fiscal year.

Under Chinese national law, we pay income on our net income at a rate of 25%. Accordingly, our net income for the year ended May 31, 2011 was $430,906, representing an increase of $374,176 over the net income of $56,730 earned in the year ended May 31, 2010.

Our business operates primarily in Chinese Renminbi (“RMB”), but we report our results in our SEC filings in U.S. Dollars.  The conversion of our accounts from RMB to Dollars will result in translation adjustments.  While our net income will be added to the retained earnings on our balance sheet, the translation adjustments will be added to a line item  labeled “accumulated other comprehensive income,” since they will be more reflective of changes in the relative values of U.S. and PRC currencies than the success of our business.  The amount added to “accumulated other comprehensive income” was $119,341 in the year ended May 31, 2011.  During the year ended May 31, 2010, when the exchange rate was less volatile, our accumulated other comprehensive income declined by $51,802.

Liquidity and Capital Resources

To date, the operations of the Company have been funded by contributions and short-term loans from our founder, Mr. Shudong Pan, his family, and entities related to them.  In recent periods we have developed bank lending relationships, which are now our primary source of liquidity.  Today, our current liabilities are in large part made up of short term debt and notes payable to Chinese banks. Most of these debts have been guaranteed by related entities or secured by property owned by related parties.  Short term debt increased during the year ended May 31, 2011 due to the need to finance the expanded sales effort for new induction lighting products.

As is common in China, all of our bank borrowing is done on a short-term basis.  As a result, the entire amount of $9,453,312 that we owed to lending institutions at May 31, 2011 has been classified as short-term debt, although we have every reason to believe that the institutions will replace the loans as they come due.  Because our debts are all classified as short-term, at May 31, 2011 we had only $685,488 in working capital.

Also included in our current liabilities at May 31, 2011 was an “other payable” of $635,013.  This represented an overnight loan that we secured to fund our bank deposit obligation.  A significant portion of the bank loans that we have obtained require us, at the end of each month, to maintain deposits with lender equal to a percentage, typically 50%, of the amount loaned.  At May 31, 2011, to meet that obligation we borrowed on an overnight basis the funds recorded as “other payable.”

The largest components of our current assets, other than cash, were prepaid expenses, inventory and accounts receivable.  In China, to secure a guaranteed supply of raw materials and components, it is common practice to make prepayments to your principal suppliers, often to the extent of several months’ requirements. That security is the purpose for the $3,560,503 prepaid account on our May 31, 2011 balance sheet, even though this represents over half a year of anticipated materials purchases.

Our accounts receivable are also large relative to recent revenue.  In our efforts to achieve a substantial beachhead in the induction lighting market, we offer certain customers ninety days after delivery to make payment to us.  In general, we do so only after we are assured that the customer has the capability and intent to make payment.  This practice reduces our liquidity to some extent, but helps us develop long-term, repeat customers.  As our induction lighting business matures, however, we will move toward more conventional payment terms.  Indeed, despite the increase in sales in fiscal 2011, our accounts receivable fell by $237,981 from May 31, 2010 to May 31, 2011.

Our business plan is based on obtaining long term financing of $10 million during the next year.  $6 million of this amount would be used to build a new production and distribution center for induction lighting, and $4 million would be used to provide additional liquidity.  A further capital raise of $20 million is projected for the following year.  We hope to raise the new funds through the sale of equity in the Company, although this may prove not to be feasible.   If we are forced to finance our capital needs through the issuance of debt or long term borrowing, the interest rates we pay and our interest cost of financing would increase.  However, we believe that the incremental sales supported by the increased production capacity financed by the borrowing will more than offset these added expenses.

We believe growth of our production capacity is critical. If we are unable to raise additional funds through any means, we will be forced to postpone our expansion plans and the growth and profitability of the Company would be reduced.

RISK FACTORS

You should carefully consider the risks described below before buying our common stock.  If any of the risks described below were realized, that event could cause the trading price of our common stock to decline, and you could lose all or part of your investment.

The market for induction lights is highly competitive, which could adversely affect our sales and financial condition.

Several major multi-national enterprises dominate the global market for lighting.   These competitors are significantly larger than we are and have substantially greater financial resources that allow them to be in a better position to withstand changes in the industry.  Many also have been in the business for a longer period of time and have greater accumulated experience and higher global name recognition.  While these multi-nationals have not yet entered the high frequency induction lighting segment in China in a significant way, this situation could change at any time which could significantly damage our business.  In addition, our existing competitors may introduce new products based on alternative technologies that may cause us to lose customers which would result in a decline in our sales volume and earnings.  It is also likely that new competitors will enter the lighting market in China.  These entities may broaden or enhance their offerings to provide a product similar to ours or to compete more effectively with our products.  While we currently have significant advantages over our competitors in these areas, there can be no assurance we will be able to maintain this favored position over time.  Funding acquisitions, hiring new employees, broadening sales efforts and incurring the other costs of marketing expansion will increase expenses and thus adversely affect our margins.  As we expand our capacity, we expect that the volume and price of the supplies we purchase will increase.  Our materials cost is highly correlated with the prices of non-ferrous metals, phosphors, and rare earth elements.  Costs incurred in research and development may also increase.  Competition could cause us to lose market share, or increase expenditures or reduce pricing, each of which would have an adverse effect on the results of our operations, cash flows and financial condition.

We have been actively engaged in the induction lighting business, the anticipated source of the enterprise’s growth, only since 2009.  Unless we effectively manage our growth, we may not be profitable.

Although Huayue was founded in 1999, until 2009 we were engaged solely in the electrolytic capacitor business, a business that is substantially unrelated to our induction lighting operations.    While we have met with initial success in the development, production and sales of high frequency induction lamps, there can be no assurance that this will lead to positive financial results in the future.  Management also anticipates a major expansion of the operations carried on by Huayue.  To achieve the objectives in our business plan, we must hire and train additional personnel and will require new equipment, facilities, information technology and other infrastructure resources.  We do not know if we will be able to expand our business rapidly enough or adequately manage this growth.  If we do not accurately predict demand for our products, we may have too much or too little production capacity. If growth is not effectively managed, it may have a substantial negative impact on our operations and profitability.  Also, improvement may be needed in operational, financial and management controls and our reporting systems and procedures.  The complexity of, and intense competition in, this business will cause us to face many challenges, some of which are not foreseeable.  If an ongoing source of financing is not available, the ability to continue ongoing operations could be compromised.

Changes in technology could make our products obsolete or uneconomic.

Our proprietary technology for high frequency induction lamps is a key competitive advantage for us.   Certain aspects of our lamps are protected by patents in the PRC.   However, new developments in the field of lighting are occurring at a rapid pace, and there can be no assurance that such development will not give rise to a different type of lamp that is superior to those offered by Huayue.  To the extent our competitors can take advantage of new technologies, competition in the market for lighting will increase and our revenues could decline.

Defense of our intellectual property rights could be expensive, time consuming and distracting.

 Our ability to compete effectively depends on our ability to distinguish our lamps from those of our competitors.   In order to protect this advantage and related technologies, we have relied on our patents and trademarks.  However, competitors are not prevented from developing products similar to ours or challenging our rights to the technology.  There has been an increasing trend for market participants to use conflicts over, and challenges to, intellectual property rights as a means to compete.  Patent and trademark challenges and enforcement of contractual provisions would increase our costs and divert the energies of management.

We currently benefit from the support of the PRC government and would be adversely affected were the government to change its view.

The PRC government provides Huayue with the benefits of preferential policies and direct subsidies.  Induction lamps are on the government procurement list.  Projects initiated by government ministries and commissions have been the source of much of our business.  If the government were to change its position on the induction lighting industry in general, or Huayue specifically, it would have a material adverse effect on the company.

Our electrolytic capacitor business operates at a disadvantage to certain competitors, and we have not make substantial new investments in this activity, making it highly unlikely that it will generate any meaningful growth in the future.

The market for electrolytic capacitors in the PRC is highly competitive, and the product is mature.   We regard it as a sunset business.   300 of our total 380 employees work in this area, and workforce turnover and increased labor costs are significant problems.  Certain of our competitors have advantages in technology and economies of scale.  We have targeted the lower end of the market, where we can continue to compete, but have not, and will not, devote significant additional resources to this business, either for research and development or new facilities.  We hope to maintain the absolute levels of revenue and profit of the electrolytic capacitor business, but do not view it as a source of future growth.

We may have difficulty establishing adequate management and financial controls in the PRC.

The PRC has only recently begun to adopt the management and financial reporting concepts and practices that investors in the United States are familiar with.  This is a significant change for Huayue’s management.  We currently do not have employees who have the experience necessary to implement the kind of management and financial controls that are expected of a U. S. public company and may have difficulty hiring and retaining such employees in the PRC.  If we cannot establish such controls, we may experience difficulty in collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet U.S. standards.

General economic conditions in the PRC, including difficult credit and construction markets, affect demand for our products.

The success of our future sales efforts will to an extent depend on the positive momentum of the Chinese economy and the strength of Chinese public entities and enterprises.  Recent actions by the governmental authorities indicate a desire to slow the acceleration of the economy.  Also, many observers are predicting a significant drop in commercial real estate prices, which would have a material negative impact on the overall economy.  A significant economic slowdown or, more importantly, a recession could substantially hinder our efforts to implement our business plan.

The investments that we plan may result in dilution of the equity of our present shareholders or significantly increased borrowing costs.

Our business plan contemplates that we will raise $30 million in capital during the next two years in order to build a new production and sales distribution center and implement our growth strategy.  We intend to raise all or a large portion of the necessary funds by selling equity in our company.  At present we have no commitment from any source for those funds.  We cannot determine, therefore, the terms on which we will be able to raise the necessary amounts.  It is possible that we will be required to dilute the value of our current shareholders’ equity in order to obtain the funds.  If we are forced to borrow these amounts, our cost of capital will significantly increase.  If we are unable to raise the necessary funds, our growth will be limited, as will our ability to compete effectively.

Reliance on two suppliers for the large majority of our raw materials could adversely affect our operating results.

During the year ended May 31, 2011, Huayue acquired 57% of its raw materials from Shanghai Mahe.  We also purchased 19% and 17% of our supplies for the years ended May 31, 2011 and 2010, respectively, from Jinyue Packaging, an entity owned by the sister of our Chairman.  Because Jinyue Packaging is an affiliated party, there can be no assurance that the prices for materials purchased from this entity have been determined on an arm’s length basis.   Although there are feasible alternative sources for these supplies, the loss of either Shanghai Mahe or Jinyue Packaging as a supplier could be expected to have a material adverse effect on Huayue.  A shift to a new provider could result in increased costs, which would reduce margins.  This could have a long-term negative effect on our ability to expand the business, in addition to the near-term loss of income.  Until additional sources of supplies were developed and favorable price terms negotiated for higher volumes, our reliance on one supplier would put the welfare of our business at risk.

Currency fluctuations may adversely affect our operating results.

Huayue generates revenues and incurs expenses and liabilities in RMB.  However, Huayue will report its financial results in the United States in U.S. Dollars.  As a result, our financial results will be subject to the effects of exchange rate fluctuations between these currencies.  From time to time, the PRC government may take action to stimulate the Chinese economy that will have the effect of reducing the value of the RMB.  In addition, international currency markets may cause significant adjustments to occur in the value of the RMB.  Any such events that result in a devaluation of the RMB versus the U.S. Dollar will have an adverse effect on our reported results.  We have not entered into agreements or purchased instruments to hedge our exchange rate risks.

Capital outflow policies in China may hamper our ability to pay dividends to shareholders in the United States.

The PRC has adopted currency and capital transfer regulations. These regulations require that we comply with complex regulations for the movement of capital.  Although PRC governmental policies were introduced in 1996 to allow the convertibility of RMB into foreign currency for current account items, conversion of RMB into foreign exchange for capital items, such as foreign direct investment, loans or securities, requires the approval of the State Administration of Foreign Exchange. We may be unable to obtain all of the required conversion approvals necessary for our operations, and the PRC regulatory authorities may impose greater restrictions on the convertibility of the RMB in the future. Because most of our future revenues will be in RMB, any inability to obtain the requisite approvals or any future restrictions on currency exchanges will limit our ability to pay dividends to our shareholders.

We have limited business insurance coverage.

The insurance industry in the PRC is still at an early stage of development. Insurance companies in China offer limited business insurance products.  Chinese insurance companies do not, to our knowledge, offer business liability insurance.  Other than coverage for certain accidents, we do not have general business liability insurance coverage for our operations.  Moreover, while business disruption insurance is available, we have determined that the risks of disruption and cost of the insurance are such that we do not require it at this time.  Any business disruption, litigation or natural disaster might result in substantial costs and diversion of resources.

Because our funds are held in banks which do not provide insurance, the failure of any bank in which we deposit our funds could affect our ability to continue in business.

Banks and other financial institutions in the PRC do not provide insurance for funds held on deposit.  As a result, in the event of a bank failure, we may not have access to funds on deposit. Depending upon the amount of money we maintain in a bank that fails, our inability to have access to our cash could impair our operations, and, if we are not able to access funds to pay our suppliers, employees and other creditors, we may be unable to continue in business.

Failure to comply with the U S. Foreign Corrupt Practices Act could subject us to penalties and other adverse consequences.

As our ultimate holding company is a U.S. corporation, we are subject to the U.S. Foreign Corrupt Practices Act, which generally prohibits U.S. companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. Foreign companies, including some that may compete with us, are not subject to these prohibitions. Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices may occur from time-to-time in the PRC. We can make no assurance, however, that our employees or other agents will not engage in such conduct for which we might be held responsible. If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties and other consequences that may have a material adverse effect on our business, financial condition and results of operations.

The Company is not likely to hold annual shareholder meetings in the next few years.

Management does not expect to hold annual meetings of shareholders in the next few years, due to the expense involved.  The current members of the Board of Directors were appointed to that position by the previous directors.  If other directors are added to the Board in the future, it is likely that the current directors will appoint them.  As a result, the Company’s  shareholders will have no effective means of exercising control over its operations.

Item 9.01                Financial Statements and Exhibits

Financial Statements

Consolidated Financial Statements of China Metal Holdings, Inc.	Page

Audit Report of Independent Registered Pubic Accounting Firm	F-1

Consolidated Balance Sheets as of May 31, 2011 and 2011	F-2

Consolidated Income Statements for the Years ended May 31, 2011 and 2010	F-3

Consolidated Statements of Stockholders’ Equity as of May 31, 2011 and 2010	F-4

Consolidated Statements of Cash Flows for the Years ended May 31, 2011 and 2010	F-5

Notes to Consolidated Financial Statements	F-6 – F-21

Pro Forma Financial Statements of HXT Holding, Inc.	F-22 – F-27

Exhibits

10-a	Agreement and Plan of Merger dated September 2, 2011 among HXT Holding, Inc., HXT Acquisition Corp., and China Metal Holding, Inc.

10-b	Transfer Agreement dated September 2, 2011 between HXT Holdings, Inc. and Li Yuan Qing.

10-c	Entrusted Management Agreement dated September 31, 2011 among HXT Holdings, Inc., Pan Shudong and Li Xinmei.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

September 2, 2011	HXT Holding, Inc.
By: /s/ Pan Shudong
Pan Shudong, Chief Executive Officer

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of:
China Metal Holding, Inc.

We have audited the consolidated balance sheet of China Metal Holding, Inc. (the “Company”) as of May 31, 2011 and 2010, and the related statements of operations, stockholders’ equity and cash flows for the periods then ended. The management of China Metal Holding, Inc. is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of China Metal Holding, Inc. as of May 31, 2011 and 2010, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

GZTY CPA GROUP, LLC
/s/ GZTY CPA GROUP, LLC
August 28, 2011
Metuchen, NJ

CHINA METAL HOLDING, INC.
CONSOLIDATED BALANCE SHEET
		UNIT: USD$
	Years Ended May 31,
	2011	2010
Assets
Current assets:
Cash and cash equivalent	$2,701,516	$1,659,267
Accounts receivables, net	2,198,669	2,323,969
Prepaid account	3,560,503	4,156,967
Due from related parties	977,573	3,501,038
Other receivables	290,668	52,687
Inventory	2,259,197	1,664,758
Total current assets	11,988,126	13,358,686
Plant, property and equipment, net	356,231	326,259
Marketable securities - available for sale	38,445	-
Total assets	12,382,803	13,684,945
Liabilities and Stockholders’ Equity (Deficit)
Liabilities:
Current liabilities:
Accounts payable	299,810	2,202,098
Tax payable	175,575	141,762
Short-term debt	6,523,248	5,225,542
Notes payable	2,930,064	906,843
Customer deposit	504,401	836,223
Due to related parties	234,527	3,981,060
Other payable	635,013	61,499
Total current liabilities	11,302,638	13,355,027

Total liabilities	11,302,638	13,355,027
Stockholders’ equity
Common stock, par value $0.001 per share; 10,000,000 shares authorized and 9,200 shares issued at May 31, 2011, and 2010	9	9
Additional Paid In Capital	699,991	499,991
Statutory reserve	31,263	0
Retained earnings	281,363	(118,280)
Accumulated other comprehensive income	67,539	(51,802)
Total stockholders’ equity	1,080,165	329,918
Total liabilities and stockholders’ equity	$12,382,803	$13,684,945

See Notes to Consolidated Financial Statements

CHINA METAL HOLDING, INC. CONSOLIDATED INCOME STATEMENT

		UNIT: USD$
	FOR THE YEARS ENDED MAY 31,
	2011	2010

Sales Revenue	$6,581,665	$3,508,069
Cost of Goods Sold	5,710,653	2,908,560
Gross Profit	871,012	599,509

Selling Expenses	49,204	69,223
G&A Expense	205,518	187,908
Total expense	254,722	257,131
Income from operation	616,290	342,378
Interest Income (Expense)	(471,864)	(276,748)
Other income (Expense)	430,116	464
Profit before tax	574,542	66,094
Income tax	143,635	16,524

Net income	430,906	49,571
Other comprehensive income
Foreign currency translation adjustment	119,341	(51,802)
Comprehensive income	$550,247	(2,231)

See Notes to Consolidated Financial Statements

CHINA METAL HOLDING, INC.
CONSOLIDATED STATEMENT OF STOCKHOLDER EQUITY
							UNIT: USD$
	Common shares		Additional paid	Statutory	Accumulated	Retained
	Shares	Amount	in capital	Reserve	OCI	Earnings	Total
Balance - May 31, 2009	9,200	9	499,991		195,444	(167,851)	527,593
Net income for the year				-		49,571	49,571
Foreign currency translation adjustment					(247,246)		(247,246)
Balance - May 31, 2010	9,200	9	499,991		(51,802)	(118,280)	329,918
Equity investment			200,000				200,000
Net income for the year						430,906	430,906
Statutory reserve				31,263		(31,263)	-
Foreign currency translation adjustment					119,341		119,341
Balance - May 31, 2011	9,200	9	699,991	31,263	67,539	281,363	1,080,165

See Notes to Consolidated Financial Statements

CHINA METAL HOLDING, INC. CONSOLIDATED STATEMENT OF CASH FLOWS
		UNIT: USD$
	YEAR ENDED MAY 31,
	2011	2010
Cash Flows From Operating Activities:
Net income	$430,906	$49,571
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	83,109	112,379
Changes in operating assets and liabilities:
Accounts receivable	125,300	(805,696)
Inventory	(594,439)	(396,496)
Advance to suppliers	596,464	(2,816,404)
Other receivable	(237,981)	1,631,534
Due from related parties	2,523,465	(3,501,038)
Accounts payable	(1,902,288)	1,253,106
Customer deposit	(331,822)	167,608
Due to related parties	(3,746,533)	3,881,060
Taxes payable	33,813	141,762
Accrued expenses and other payables	573,514	(1,511,239)
Net cash provided by (used in) operating activities	(2,446,492)	(1,793,854)
Cash flows from investing activities:
Addition to plant and equipment	(113,081)	(141,643)
Long-term Investment	(38,445)	0
Net cash provided by (used in) investing activities	(151,526)	(141,643)
Cash flows from financing activities:
Short term debt	1,297,706	2,642,262
Notes payable	2,023,221	497,031
Net cash provided by (used in) investing activities	3,320,927	3,139,293

Effect of exchange rate changes on cash and cash equivalents	319,341	11,282
Net increase (decrease) in cash and cash equivalents	1,042,250	1,215,078
Cash and cash equivalents at beginning of period	1,659,267	444,189

Cash and cash equivalents at ending of period	$2,701,517	1,659,267
Supplemental disclosures of cash flow information:
Cash paid during the periods for:
Interest	$471,864	$276,748
Income taxes	$42,995	$50,994

See Notes to Consolidated Financial Statements

CHINA METAL HOLDING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – ORGANIZATION AND OPERATIONS

China Metal Holding, Inc. (“China Metal” or the “Company”), a private owned corporation,  was formed in the State of Delaware, United States of America, in April 2008.  On April 22, 2011, China Metal entered an agreement with Changzhou Hengchuan Plastic Co., Ltd (“Changzhou Hengchuan”) and Taiwan Xienfuen Company (“Taiwan Xienfuen”) to acquire 100% interest of Changzhou Huayue Electronic Co., Ltd (“Changzhou Huayue”) from Changzhou Hengchuan and Taiwan Xienfuen. Post the acquisition, China Metal serves as an intermediate holding company of Changzhou Huayue.

Changzhou Huayue Electronic Co., Ltd (“Changzhou Huayue”) was incorporated on November 12, 1999, in the City of Changzhou, Jiangsu Province, People’s Republic of China (“PRC”).  Prior to April 22, 2011, Changzhou Huaye was 75% owned by Changzhou Hengchuan, and the remaining 25% was owned by Taiwan Xienfuen. Changzhou Huaye is primarily engaged in developing, manufacturing, marketing, and sales of energy-efficient and electrodeless lamps, and other mobile lighting products.

Changzhou Hengchuan was incorporated in the City of Changzhou, Jinagsu Province, PRC. Ms. Xingmei Li, Mr. Pan Sudong’s wife, owned 100% of Changzhou Hengchuan.  Prior to April 22, 2011, through indirect 75% interests, Mr. Pan and his wife were the controlling interest holders of Changzhou Huayue to control the company.  Post April 22, 2011, Mr. Pan Sudong, through indirect 100% of interests, becomes the controlling interest holder of Changzhou Huayue.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The consolidated financial statements of the Company are prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). The financial statements reflect the financial position, results of operations and cash flows of the Company and its subsidiary, Changzhou Huayue Electronic Co., Ltd, as of May 31, 2011 and 2010 and for the years ended May 31, 2011 and 2010.

Principles of consolidation

The consolidated financial statements include the financial statements of China Metal Holding, Inc. and Changzhou Huayue Electronics Co., Ltd.   All inter-company transactions and balances are eliminated in consolidation.

CHINA METAL HOLDING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Use of estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant accounting estimates reflected in the Company’s consolidated financial statements include: the allowance for bad debt, the valuation of inventory, and estimated useful lives and impairment of property and equipment.

Cash and cash equivalents

For purposes of the statement of cash flow, the Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Accounts Receivable and Allowance for Bad Debt

Accounts receivable are stated at net realizable value. An allowance for doubtful accounts is established based on the management’s assessment of the recoverability of accounts and other receivables. A considerable amount of judgment is required in assessing the realization of these receivables, including the current credit worthiness of each customer and the related aging analysis.

Inventory

Inventory is primarily composed of raw materials and packing materials for manufacturing, work in process, and finished goods. Inventories are valued at the lower of cost or market with cost determined on a weighted average basis. Management compares the cost of inventory with the market value and an allowance is made for writing down the inventory to its market value, if lower than cost.

Machinery and equipment

Machinery and equipment are stated at cost. The cost of an asset comprises its purchase price and any directly attributable costs of bringing the asset to its present working condition and locations for its intended use. Depreciation is calculated using the straight-line method over the following useful lives:
Machinery, equipment, and automobiles	7-15 years

Expenditures for maintenance and repairs are charged to expense as incurred. Additions, renewals and betterments are capitalized.

CHINA METAL HOLDING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Revenue recognition

The Company’s revenue recognition policies are in compliance with Staff Accounting Bulletin (“SAB”) 104, included in the Codification as ASC 605, Revenue Recognition. Sales revenue is recognized at the date of shipment to customers when a formal arrangement exists, the price is fixed or determinable, the delivery is completed, no other significant obligations of the Company exist and collectability is reasonably assured. Payments received before all of the relevant criteria for revenue recognition are recorded as customer deposits.

Customer deposit

Revenue from the sale of goods or services is recognized at the time that goods are delivered or services are rendered. Receipts in advance for goods to be delivered or services to be rendered in a subsequent period are carried forward as customer deposit.

Impairment of long-lived assets

The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may no longer be recoverable. An impairment loss, measured based on the fair value of the asset, is recognized if expected future undiscounted cash flows are less than the carrying amount of the assets.

Income taxes

The Company accounts for income tax under the asset and liability method as stipulated by Accounting Standards Codification (“ASC”) 740 formerly Statement of Financial Accounting Standards (”SFAS”) No. 109, “Accounting for Income Taxes”, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of the events that have been included in the financial statements or tax returns.  Deferred income taxes will be recognized if significant temporary differences between tax and financial statements occur.  Valuation allowances are established against net deferred tax assets when it is more likely than not that some portion or all of the deferred tax asset will not be realized. There were no deferred tax amounts at May 31, 2011 and 2010, respectively.

Value-added tax

Sales revenue represents the invoiced value of goods, net of a Value-Added Tax (“VAT”). All of the Company’s products that are sold in the PRC are subject to a Chinese value-added tax at a rate of 17% of the gross sales price. This VAT may be offset by VAT paid by the Company on raw materials and other materials included in the cost of producing their finished product.

The Company recorded $123,805 and $123,823 VAT payable net of payments in the financial statements for the years ended May 31, 2011 and 2010, respectively.

Advertising costs

Advertising costs for newspaper and television are expensed as incurred.  The Company incurred advertising costs of $24,649 and $61,268 for the years ended May 31, 2011 and 2010, respectively.

CHINA METAL HOLDING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Mailing and handling costs

The Company accounts for mailing and handling fees in accordance with the FASB ASC 605-45 (Emerging Issues Task Force (EITF) Issue No. 00-10, Accounting for Shipping and Handling Fees and Costs). The Company includes shipping and handling fees billed to customers in net revenues. Amounts incurred by the Company for freight are included in cost of goods sold. For the years ended May 31, 2010 and 2009, the Company incurred $17,104 and $12,185 mailing and handling costs, respectively.

Risks and uncertainties

The Company’s operations are carried out in the PRC. Accordingly, the Company’s business, financial condition and results of operations may be influenced by the political, economic and legal environments in the PRC, and by the general state of the PRC’s economy. The Company’s operations in the PRC are subject to specific considerations and significant risks not typically associated with companies in the North America and Western Europe. These include risks associated with, among others, the political, economic and legal environments and foreign currency exchange. The Company’s results may be adversely affected by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

Fair value of financial instruments

For certain of the Company’s financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, accrued liabilities and short-term debt, the carrying amounts approximate their fair values due to their short maturities.

ASC Topic 820, “Fair Value Measurements and Disclosures,” requires disclosure of the fair value of financial instruments held by the Company. ASC Topic 825, “Financial Instruments,” defines fair value, and establishes a three-level valuation hierarchy for disclosures of fair value measurement that enhances disclosure requirements for fair value measures.  The carrying amounts reported in the consolidated balance sheets for receivables and current liabilities each qualify as financial instruments and are a reasonable estimate of their fair values because of the short period of time between the origination of such instruments and their expected realization and their current market rate of interest. The three levels of valuation hierarchy are defined as follows:

Level 1 inputs to the valuation methodology are quoted prices for identical assets or liabilities in active markets.

Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

Level 3 inputs to the valuation methodology are unobservable and significant to the fair value measurement.

At May 31, 2011, the securities that the Company held were level 1 type of securities.  The prices of these securities were quoted in the active capital marketplace in China.

CHINA METAL HOLDING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Fair value of financial instruments (Continued)

Unrealized holding gains or losses for available-for-sale securities, if any, are recognized in Other Comprehensive Income (OCI), not in earnings.  If a decline in fair value for Available-for-sales securities is determined “other than temporary”, impairment losses are recognized in earnings.

As of May 31, 2011, the Company did not identify any financial instruments that are required to be presented on the balance sheet at fair value other than those that carrying amounts approximate fair value due to their short maturities.

Foreign currency translation

The accounts of the Company’s Chinese subsidiary are maintained in the RMB and the accounts of the U.S. parent company are maintained in the USD. The accounts of the Chinese subsidiary were translated into USD in accordance with Accounting Standards Codification (“ASC”) Topic 830 “Foreign Currency Matters,” with the RMB as the functional currency for the Chinese subsidiary. According to Topic 830, all assets and liabilities were translated at the exchange rate on the balance sheet date; stockholders’ equity is translated at historical rates and statement of income items are translated at the weighted average exchange rate for the period. The resulting translation adjustments are reported under other comprehensive income in accordance with ASC Topic 220, “Comprehensive Income.” Gains and losses resulting from the translations of foreign currency transactions and balances are reflected in the statements of income.

Translation adjustments resulting from this process amounted to $119,341 and $(247,246) as of May 31, 2011 and 2010, respectively.

The following exchange rates were adopted to translate the amounts from RMB into United States dollars (“USD$”) for the respective years:

	May 31,	May 31,
	2011	2010
Year End RMB Exchange Rate (RMB/USD$)	6.4845	6.828
Average Yearly RMB Exchange Rate (RMB/USD$)	6.7096	6.8299

New accounting pronouncements

In June 2011, FASB issued an amendment to the FASB Codification Topic 220 – Presentation of Comprehensive Income.  The objective of this Update is to improve the comparability, consistency, and transparency of financial reporting and to increase the prominence of items reported in other comprehensive income. To increase the prominence of items reported in other comprehensive income and to facilitate convergence of U.S. generally accepted accounting principles (GAAP) and International Financial Reporting Standards (IFRS), the FASB decided to eliminate the option to present components of other comprehensive income as part of the statement of changes in stockholders' equity, among other amendments in this Update. The amendments require that all non-owner changes in stockholders' equity be presented either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In the two-statement approach, the first statement should present total net income and its components followed consecutively by a second statement that should present total other comprehensive income, the components of other comprehensive income, and the total of comprehensive income. The amendments in this Update should be applied retrospectively. For public entities, the amendments are effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. For nonpublic entities, the amendments are effective for fiscal years ending after December 15, 2012, and interim and annual periods thereafter. Early adoption is permitted, and the amendments do not require any transition disclosures. The Company decided to adopt the amendment for the year starting with June 1, 2012. The Company does not expect the adoption of this pronouncement to have a significant impact on its financial condition or results of operations.

CHINA METAL HOLDING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In May 2011, FASB issued an amendment to FASB Codification Topic 820 - Fair Value Measurement. The amendments in this Update apply to all reporting entities that are required or permitted to measure or disclose the fair value of an asset, a liability, or an instrument classified in a reporting entity's shareholders' equity in the financial statements. The amendments in this Update result in common fair value measurement and disclosure requirements in U.S. GAAP and IFRSs. Consequently, the amendments change the wording used to describe many of the requirements in U.S. GAAP for measuring fair value and for disclosing information about fair value measurements. For many of the requirements, the Board does not intend for the amendments in this Update to result in a change in the application of the requirements in Topic 820. Some of the amendments clarify the Board's intent about the application of existing fair value measurement requirements. Other amendments change a particular principle or requirement for measuring fair value or for disclosing information about fair value measurements. The amendments in this Update are to be applied prospectively. For public entities, the amendments are effective during interim and annual periods beginning after December 15, 2011. For nonpublic entities, the amendments are effective for annual periods beginning after December 15, 2011. Early application by public entities is not permitted. Nonpublic entities may apply the amendments in this Update early, but no earlier than for interim periods beginning after December 15, 2011. The Company does not expect any significant impact in its financial statements when it is adopted for the year starting from June 1, 2012. The Company does not expect the adoption of this pronouncement to have a significant impact on its financial condition or results of operations.

In April, 2011, FASB issued an amendment to FASB Codification Topic 310 – Receivables: A Creditor's Determination of Whether a Restructuring Is a Troubled Debt Restructuring. The amendment requires that, in evaluating whether a restructuring constitutes a troubled debt restructuring, a creditor must separately conclude that both exist: (1) The restructuring constitutes a concession. (2) The debtor is experiencing financial difficulties. The amendments to Topic 310 clarify the guidance on a creditor's evaluation of whether it has granted a concession as well as on a creditor's evaluation of whether a debtor is experiencing financial difficulties. In addition, the amendments to Topic 310 clarify that a creditor is precluded from using the effective interest rate test in the debtor's guidance on restructuring of payables when evaluating whether a restructuring constitutes a troubled debt restructuring. The amendments in this Update are effective for the first interim or annual period beginning on or after June 15, 2011, and should be applied retrospectively to the beginning of the annual period of adoption. As a result of applying these amendments, an entity may identify receivables that are newly considered impaired. For purposes of measuring impairment of those receivables, an entity should apply the amendments prospectively for the first interim or annual period beginning on or after June 15, 2011. An entity should disclose the total amount of receivables and the allowance for credit losses as of the end of the period of adoption related to those receivables that are newly considered impaired under Section 310-10-35 for which impairment was previously measured under Subtopic 450-20, Contingencies–Loss Contingencies. An entity should disclose the information required by paragraphs 310-10-50-33 through 50-34, which was deferred by Accounting Standards Update No. 2011-01, Receivables (Topic 310): Deferral of the Effective Date of Disclosures about Troubled Debt Restructurings in Update No. 2010-20, for interim and annual periods beginning on or after June 15, 2011. For nonpublic entities, the amendments in this Update are effective for annual periods ending on or after December 15, 2012, including interim periods within those annual periods.  Early adoption is permitted for public and nonpublic entities. A nonpublic entity may early adopt the amendments for any interim period of the fiscal year of adoption. A nonpublic entity that elects early adoption should apply the provisions of this Update retrospectively to restructurings occurring on or after the beginning of the fiscal year of adoption. The Company decides to adopt the amendment for the year starting from June 1, 2012, and the Company does not expect the adoption of this pronouncement to have a significant impact on its financial condition or results of operations.

CHINA METAL HOLDING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In December, 2010, FASB issued an amendment to FASB codification Topic 805 - Business Combinations: Disclosure of Supplementary Pro Forma Information for Business Combinations. The objective of this Update is to address diversity in practice about the interpretation of the pro forma revenue and earnings disclosure requirements for business combinations. The amendments in this Update specify that if a public entity presents comparative financial statements, the entity should disclose revenue and earnings of the combined entity as though the business combination(s) that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only. The amendments in this Update also expand the supplemental pro forma disclosures under Topic 805 to include a description of the nature and amount of material, nonrecurring pro forma adjustments directly attributable to the business combination included in the reported pro forma revenue and earnings. The amendments in this Update clarify the acquisition date that should be used for reporting the pro forma financial information disclosures in Topic 805 when comparative financial statements are presented. The amendments also improve the usefulness of the pro forma revenue and earnings disclosures by requiring a description of the nature and amount of material, nonrecurring pro forma adjustments that are directly attributable to the business combination(s). The amendments in this Update are effective prospectively for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2010. Early adoption is permitted. The Company does not expect the adoption of this pronouncement to have a significant impact on its financial condition or results of operations.

In February 2010, FASB issued an amendment to FASB Codification Topic 855 – Subsequent Events.  This Update addresses both the interaction of the requirements of this Topic with the SEC's reporting requirements and the intended breadth of the reissuance disclosure provision related to subsequent events (paragraph 855-10-50-4). The amendments remove the requirement for an SEC filer to disclose a date in both issued and revised financial statements. Revised financial statements include financial statements revised as a result of either correction of an error or retrospective application of U.S. GAAP. Additionally, the Board has clarified that if the financial statements have been revised, then an entity that is not an SEC filer should disclose both the date that the financial statements were issued or available to be issued and the date the revised financial statements were issued or available to be issued. Those amendments remove potential conflicts with the SEC's literature. All of the amendments in this Update are effective upon issuance of the final Update, except for the use of the issued date for conduit debt obligors. That amendment is effective for interim or annual periods ending after June 15, 2010. The Company does not expect the adoption of this pronouncement to have a significant impact on its financial condition or results of operations.

In January 2010, the FASB issued authoritative guidance to improve disclosures about fair value measurements. This guidance amends previous guidance on fair value measurements to add new requirements for disclosures about transfers into and out of Levels 1 and 2 and separate disclosures about purchases, sales, issuances, and settlements relating to Level 3 measurement on a gross basis rather than on a net basis as currently required. This guidance also clarifies existing fair value disclosures about the level of disaggregation and about inputs and valuation techniques used to measure fair value. This guidance is effective for annual and interim periods beginning after December 15, 2009, except for the requirement to provide the Level 3 activities of purchases, sales, issuances, and settlements on a gross basis, which will be effective for annual and interim periods beginning after December 15, 2010. Early application is permitted and, in the period of initial adoption, entities are not required to provide the amended disclosures for any previous periods presented for comparative purposes. The Company does not expect the adoption of this pronouncement to have a significant impact on its financial condition or results of operations.

CHINA METAL HOLDING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 – ACCOUNTS RECEIVABLE NET

The Company provides an allowance for doubtful accounts related to its receivables. The receivables and allowance balances at May 31, 2011 and 2010 are as follows:
	The Year Ended May 31,
	2011	2010

Accounts Receivable	$2,363,235	$2,378,218
Less: Allowance for Doubtful Accounts	(164,566)	(54,249)
Accounts Receivable, Net	$2,198,669	$2,323,969

NOTE 4 – PREPAID ACCOUNT

The prepaid account consisted of the follows:

	Year Ended May 31,
	2011	2010
Prepayment for purchase of raw materials	$3,434,413	$4,129,121
Prepayment for advertisement, exhibitions, utilities, consulting fees, etc.	126,090	27,846
Total prepaid account	$3,560,503	$4,156,967

CHINA METAL HOLDING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 – OTHER RECEIVABLE

The other receivable consisted of the follows:

	For the Year Ended May 31,
	2011	2010
Other Receivable
Receivables from non related parties: S-T loans	$243,742	$7,777
Receivables from others	46,926	44,910
Accounts Receivable, Net	$290,668	$52,687

NOTE 6 – INVENTORY

Inventory consists of finished goods, work-in-process, and raw materials. No allowance for inventory was made for the year ended May 31, 2011 and 2010.

The components of inventories as of May 31, 2011 and 2010 were as follows:

	Years Ended May 31,
	2011	2010
Raw materials	$354,099	$384,583
Packaging	57,228	54,349
Work-in-progress	1,206,163	937,737
Finished goods	641,706	288,088
Total Inventories	$2,259,197	$1,664,758

CHINA METAL HOLDING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 - PLANT, PROPERTY AND EQUIPMENT, NET

The components of property and equipment as of Mar 31, 2011 and 2010 were as follows:

	Year Ended May 31,
	2011	2010
Machinery Equipment	$1,077,740	$975,285
Electronica Equipment	175,572	166,365
Transportation Equipment	28,182	26,765
Subtotal	1,281,495	1,168,414
Less: Accumulated Depreciation	(925,264)	(842,156)
Total plant, property and equipment, net	$356,231	$326,259

The depreciation expense for the year ended May 31, 2011 and 2010 was $37,206 and $112,379, respectively.

NOTE 8 - MARKETABLE SECURITIES

Marketable securities primarily consist of available-for-sale marketable equity securities. Available-for-sale marketable securities are classified as long-term, based on their holding period. Marketable securities are carried at fair market value with unrealized appreciation (or depreciation). The unrealized gains (losses) from trading securities are reported as earnings; and, the unrealized gains (losses) from Available-for-sale securities are reported as a component of accumulated other comprehensive income (or loss) in shareholders’ equity. The specific identification method is used to determine the cost of disposed marketable securities.

During the year ended May 31, 2011, the Company did not recognize any unrealized gains or losses from the Marketable securities.

The Company evaluates the investments periodically for possible other-than-temporary impairment and reviews factors such as the length of time and extent to which fair value has been below cost basis, the financial condition of the issuer, and the Company’s ability and intent to hold the investment for a period of time which may be sufficient for anticipated recovery in market value. If appropriate, the Company records impairment charges equal to the amount that the carrying value of its available-for-sale securities exceeds the estimated fair market value of the securities as of the evaluation date.  No impairment losses were identified for the year ended at May 31, 2011.

CHINA METAL HOLDING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 - MARKETABLE SECURITIES (Continued)

As of May 31, 2011, the Company’s financial assets are reported as marketable securities, at fair value, in the accompanying balance sheets.  The following table summarizes the marketable securities measured at fair value as of May 31, 2011, at each hierarchical level:

	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Balance at May 31,
Class of Financial assets:	(Level 1)	(Level 2)	2011
Available-for-sale securities (Non-Current Assets)	38,445	0	38,445
Total financial assets	38,445	0	38,445

NOTE 9 - RELATED PARTY TRANSACTIONS AND BALANCES

An individual or entity is considered to be a related party if the person or the entity has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operational decisions. An individual or entity is also considered to be related if the person or the entity is subject to common control or common significant influence.

The related parties of the company are comprised as follows:

Name of entity or individual	Relationship with the Company
Changzhou Hengchuan Plastics Co, Ltd	Entity controlled by Mr. Pan Sudong and His Wife
Changzhou Teweile Energy Saving Lighting Technology Co.,Ltd	Entity controlled by Mr. Pan Sudong’s Wife
Changzhou Shiji Jinyue Packaging Co.,Ltd	Entity controlled by Mr. Pan Sudong’s Sister
Changzhou Jinyue Elctronic Co.,Ltd	Entity controlled by Mr. Pan Sudong’s Sister
Changzhou Leyuan International Trade Co.,Ltd	Entity controlled by Mr. Pan Sudong’s Sister
Mr. Pan Sudong	Controlling person of China Metal Holding, Inc.
Ms.Li Xingmei	Mr. Pan Sudong’s Wife and Director of Changzhou Huaye Electronic Co.,Ltd

CHINA METAL HOLDING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 - RELATED PARTY TRANSACTIONS AND BALANCES (Continued)

 (i) Due from Related Party:

Due from Related Parties, at May 31, 2011 and 2010, consisted of the following balances:

		As of May 31,
Related party	Transaction	2011	2010
Changzhou Hengchuan Plastics Co, Ltd	Accounts receivable	237,489	30,828
Changzhou Teweile Energy Saving Lighting Technology Co.,Ltd	Accounts receivable	620,535	413,591
Changzhou Shiji Jinyue Packaging Co.,Ltd	Accounts receivable	48,146	2,910,163
Mr. Pan Sudong	Due from Mr. Pan	71,403	146,456
Total due from related parties		977,573	3,501,038
(ii) Due to Related Parties

Due to Related Parties at May 31, 2011 and 2010 consisted of the follows:

		As of May 31,
		2011	2010
Changzhou Leyuan International Trade Co.,Ltd	Accounts payable	61,686	883,480
Changzhou Hengchuan Plastics Co, Ltd	Accounts payable	7,711	1,071,728
Changzhou Jinyue Elctronic Co.,Ltd	Deposit	-	335,331
Changzhou Shiji Jinyue Packaging Co.,Ltd	Deposit	-	1,204,918
Changzhou Leyuan International Trade Co.,Ltd	Deposit	10,917	485,604
Payable to Mr. Pan Sudong	Due to Mr. Pan	154,214	-
Total due to related parties		234,527	3,981,060

NOTE 10 – ACCOUNTS PAYABLE

The Company’s accounts payable at May 31, 2011 and 2010 consisted of the follows:

	Year Ended May 31, 2011
Accounts payable account	Amount	%
Xianlin Electronic Materials Company, Ltd	32,237	11%
Nantong Sanying Electric Company, Ltd	25,427	8%
Jiangyin Haitong Electronic Company, Ltd	20,952	7%
Zhangjiagan Meifuen Electronic Company, Ltd	17,806	6%
Largest four accounts payable accounts	96,423	32%
Total accounts payable	299,810	100%

CHINA METAL HOLDING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 – ACCOUNTS PAYABLE (Continued)

	Year Ended May 31, 2010
Accounts payable account	Amount	%
Suzhou Xinque Packaging Company Ltd	848,444	39%
Hangzhou Euroasia Electronic Tools Co.,Ltd	244,581	11%
Changzhou Tefu Electronic Co.,Ltd	99,210	5%
Jiangyin Huayuan Electronical Materials Company	91,935	4%
Largest four accounts payable accounts	1,284,170	58%
Total accounts payable	2,202,098	100%

NOTE 11 – SHORT-TERM DEBT

The Company’s short term debt consisted of the follows:

	As of May 31,
	2011	2010
Loan from China Communication Bank (6% annaul interest rate due on 2/28/2012 )	3,084,278	732,279
Loan from China Commercial Bank (6% annaul interest rate, due on 1/31/2012)	925,283	878,735
Loan from Chinese Bank (6% annual interest rate, due on 1/31/2012)	1,742,617	1,654,950
Loan from China Trading Bank (6% annual interest rate, due on 1/31/2012)	-	1,666,667
Loan from Changzhou Wujinyintong Agrriculture Credit Union (6% annual interest rate, due on 3/18/2012)	771,069	292,912
Total short term debt	6,523,248	5,225,542

NOTE 12 – NOTES PAYABLE

	As of May 31,
	2011	2010
Notes payable to Jiangsu Bank Lanlin Branch	2,004,781	-
Notes payable to Huaxian Bank	771,069	-
Notes payable to Chinese Commercial Bank Zhou District Branch	154,214	-
Notes payable to Wujiang Jinfun Electronics Co., Ltd	-	159,637
Notes payable to Changzhou Fehe Electronics Co., Ltd	-	123,023
Notes payable to Haiman Electronics Co., Ltd	-	111,306
Notes payable to others	-	512,877
Total notes payable	2,930,064	906,843

All notes payable were due within one year and bear 6% annual interest rate on the maturity date.

CHINA METAL HOLDING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13 – MAJOR CUSTOMERS

The revenues from the Company’s five major customers, in the amount of $1,080,682 in 2011 and $1,434,842 in 2010, comprise approximately 16.4% and 40.9% of the Company's total revenues for the years ended at May 31, 2011 and 2010, respectively.

For the year ended May 31, 2011, the revenue from five major customers was as follows:

	For the year ended May 31,
	2011
Name of customer	Amount	%
Hangzhou Lipu Electronic Company, Ltd	$444,177	7%
Zhangzhou Siwei Machinery and Electronic Equipment Manufacting Company, Ltd	201,574	3.1%
Changzhou Riying Import and Export Company, Ltd	162,030	2.5%
Shanghai Yancheng Electronic Company, Ltd	153,591	2.3%
Shanghai Yancheng Saikeli Automible Mold Technology Application Company, Ltd	119,310	1.8%
Sales to the five largest customers	1,080,682	16.4%
Total annual sales	$6,581,665	100%

For the year ended May 31, 2010, the revenue from five major customers was as follows:

	For the year ended May 31,
	2010
Name of customer	Amount	%
Chaoqing Fenhua Machinery and Electronic Import and Export Company, Ltd	$610,703	17%
Zhangzhou Siwei Machinery and Electronic Equipment Manufacting Company, Ltd	255,880	7.3%
Hangzhou Lipu Electronic Company, Ltd	255,504	7.3%
Quansan Dongji Electronical Materials Company, Ltd	156,797	4.5%
Chaoqing Guosen Electronic Company, Ltd	155,958	4.4%
Sales to the five largest customers	1,434,842	40.9%
Total annual sales	$3,508,069	100%

The accounts receivable from the five largest customers accounted for approximately 18% and 3% of total accounts receivable for the years ended May 31, 2011 and 2010, respectively.
NOTE 14 - MAJOR VENDORS

The Company purchases the majority of its materials from the following major vendors:

	For the Year Ended May 31, 2011
Name of vendor	Amount	%
Shanghai Mahe Electronic Company, Ltd	6,120,972	57%
Changzhou (Shiji) Jinyue Packaging Company, Ltd	2,013,460	19%
Wujiang Xinfeng Electronic Company, Ltd	572,254	5%
Jiangyin Huayuan Electronical Materials Company	409,588	4%
Changzhou Feihe Electronical Components Factory	301,982	3%
Purchase from five largest suppliers	9,418,256	88%
Total annual purchases	10,677,265	100%

CHINA METAL HOLDING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14 - MAJOR VENDORS (Continued)

	For the Year Ended May 31, 2010
Name of vendor	Amount	%
Changzhou (Shiji) Jinyue Packaging Company, Ltd	756,415	17%
Wujiang Xinfeng Electronic Company, Ltd	618,426	14%
Hangzhou Euroasia Electronic Tools Company, Ltd	256,591	6%
Haimen Sanxin Electronic Company, Ltd	155,357	4%
Nantong Sanying Electric Company, Ltd	124,230	3%
Purchase from five largest suppliers	1,911,018	44%
Total annual purchases	4,344,421	100%

For the year ended May 31, 2011, accounts payable to the five major vendors accounted for approximately 1% of total accounts payable.

For the year ended May 31, 2010, accounts payable to the five major vendors accounted for 23% of total accounts payable.

NOTE 15 - TAX PAYABLE

Tax payable at May 31, 2011 and 2010 are as follows:

	As of May 31,
	2011	2010
Corporate Income Tax	$51,409	$16,820
Value-Added Tax	123,805	123,823
Other Tax & Fees	1,135	1,119
Total Tax Payable	$175,575	$141,762

NOTE 16 - OTHER PAYABLE

The Company’s other payable, at May 31, 2011 and 2010 consisted of the follows:

	Year Ended May 31,
Type of Other payable:	2011	2010
Maintaince, utilities, and insurance	478,918	4,622
Payable to service fees	44,545	27,207
Others	111,549	29,671
Total other payable	635,013	61,499

CHINA METAL HOLDING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17 - INCOME TAXES

Changzhou Huaye Electronics Co., Ltd is subject to the Enterprise income tax (“EIT”) at a statutory rate of 25%.

For the years ended May 31, 2011 and 2010, Changzhou Huaye Electronics Co., Ltd recorded income tax provisions of $143,635 and $16,820 respectively.

NOTE 18 - STOCKHOLDERS’ EQUITY

Additional paid in capital

On April 22, 2011, China Metal Company acquired 100% of interest in Changzhou Huaye from Changzhou Hezwen Plastic Co., Ltd and Taiwan Xingfu Ltd, the formal owners of Changzhou Huaye, for a total consideration of $1,000,000. As of May 31, 2011, $700,000 has been paid and, per the term of the agreement between China Metal and the formal two owners, the remaining of the consideration will be paid within three months. After the effective date of April 22, 2011, China Metal Company became an US holding company of Changzhou Huaye.

Statutory Reserve

Subsidiaries incorporated in China are required to make appropriations to reserve funds, based on after-tax net income determined in accordance with generally accepted accounting principles of the People’s Republic of China (“PRC GAAP”).  Effective January 1, 2006, the Company is only required to contribute to one statutory reserve fund at 10% of net income after tax per annum, and any contributions are not to exceed 50% of the respective companies’ registered capital.

As of May 31, 2011, the Company appropriated USD $31,263 to the statutory reserve.

HXT HOLDINGS, INC
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS
JUNE 30, 2011

HXT HOLDINGS, INC
INDEX TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS

Introduction to Unaudited Pro Forma Condensed Consolidated Financial Statements	F-23
Pro Forma Balance Sheet- June 30, 2011 (Unaudited)	F-24
Pro Forma Statement of Income for the nine months ended June 30, 2011 (Unaudited)	F-25
Pro Forma Statement of Income for the year ended September 30, 2010 (Unaudited)	F-26
Notes to Pro Forma Financial Statements (Unaudited)	F-27

HXT HOLDINGS, INC
INTRODUCTION TO UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS

On September 2, 2011, HXT Holdings, Inc. (the Company) and HXT Acquisition Corp., a Delaware corporation wholly-owned by the Company, signed an Agreement and Plan of Merger with China Metal Holding, Inc (“China Metal”) and the shareholders of China Metal, whereby the HXT Acquisition Corp.  was merged with and into China Metal, with the result that  China Metal became a wholly-owned subsidiary of the Company.  In connection with the merger, the Company: (i) issued 9,200,000 shares of its common stock to the shareholders of China Metal in exchange for China Metal’s common stock; (ii) issued 20,201,500 shares of its common stock to the principal managers of the operating subsidiary of China Metal.

Immediately after and in conjunction with the consummation of the Merger, HXT Holdings, Inc transferred its sole asset, the capital stock of Heng Xing Technology Group Development Limited, a British Virgin Islands corporation, to Mr. Li Yuan Qing, who had been the Company’s CEO immediately prior to the Merger (the “Spin-Off”).  Therefore the only material assets of HXT Holdings, Inc following the Spin-Off was the ownership of China Metal.

China Metal owns 100% of its subsidiary, Changzhou Huayue Electronics Company Limited, a corporation established and existing in China.

The acquisition will be accounted for as a reverse merger under the purchase method of accounting since there was a change of control. Accordingly, China Metal will be treated as the continuing entity for accounting purposes.

The accompanying unaudited pro forma condensed consolidated balance sheet has been presented with consolidated subsidiaries at June 30, 2011. The unaudited pro forma condensed consolidated statement of income for the nine months ended June 30, 2011 and for the year ended September 30, 2010 has been presented as if the acquisition of China Metal and the Spin-Off had occurred July 1, 2009.

The unaudited pro forma condensed consolidated statements do not necessarily represent the actual results that would have been achieved had the companies been combined at the beginning of the year, nor may they be indicative of future operations. These unaudited pro forma condensed financial statements should be read in conjunction with the companies’ respective historical financial statements and notes included thereto.

HXT HOLDINGS, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
JUNE 30, 2011

UNIT: USD$

	HXT HOLDINGS, INC	CHINA METAL	ADJUSTMENT	NOTES	(1) PRO FORMA
Assets
Current assets:
Cash and cash equivalent	47,824	2,701,516	(47,824)	(a)	2,701,516
Accounts receivables, net	249,642	2,198,669	(249,642)	(a)	2,198,669
Prepaid account	195,347	3,560,503	(195,347)	(a)	3,560,503
Due from related parties	-	977,573	-	(a)	977,573
Other receivables	229,817	290,668	(229,817)	(a)	290,668
Inventory	311,334	2,259,197	(311,334)	(a)	2,259,197
Total current assets	1,033,964	11,988,126			11,988,126
Plant, property and equipment, net	89,088	356,231	(89,088)	(a)	356,231
Intangible Assets, Net	6,043	-	(6,043)	(a)	-
Marketable securities - available for sale	-	38,445	-		38,445
Total assets	1,129,095	12,382,803			12,382,803

Liabilities and Stockholders’ Equity (Deficit)
Liabilities:
Current liabilities:
Accounts payable	240,220	299,810	(240,220)	(a)	299,810
Tax payable	-	175,575	-		175,575
Short-term debt	-	6,523,248	-		6,523,248
Notes payable	-	2,930,064	-		2,930,064
Customer deposit	-	504,401	-		504,401
Due to related parties	-	234,527	-		234,527
Other payable and other liabilities	974,908	635,013	(974,908)	(a)	635,013
Total current liabilities	1,215,128	11,302,638			11,302,638

Total liabilities	1,215,128	11,302,638			11,302,638
Stockholders’ equity
HXT: Common stock, $0.001 par value; authorized 60,000,000, 29,910,000 shares issued and 666,241 oustanding as of June 30, 2011 and Sept 30, 2010;	29,910				29,910
China Metal: Common stock, par value $0.001 per share; 10,000,000 shares authorized and 9,200 shares issued at May 31, 2011, and 2010		9	(9)	(b)
Additional Paid In Capital	1,199,334	699,991	(1,229,236)	(a) & (b)	670,089
Treasury Stock	(29,244)		29,244	(a)
Statutory reserve	75,864	31,263	(75,864)	(a)	31,263
Retained earnings	(1,677,823)	281,363	1,677,823	(a)	281,363
Accumulated other comprehensive income	315,925	67,539	(315,925)	(a)	67,539
Total stockholders’ equity	(86,033)	1,080,165			1,080,164
Total liabilities and stockholders’ equity	1,129,095	12,382,803			12,382,802
See Notes to unaudited Pro forma condensed consolidated financial statements

HXT HOLDINGS, INC. UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS FOR THE NINE MONTHS ENDED JUNE 30, 2010

UNIT: USD$

	HXT HOLDINGS, INC	CHINA METAL	ADJUSTMENT	NOTES	(1) PRO FORMA

Sales Revenue	$1,525,085	$6,581,665	(1,525,085)	(a)	$6,581,665
Cost of Goods Sold	438,141	5,710,653	(438,141)	(a)	5,710,653
Gross Profit	1,086,944	871,012			871,012

Selling Expenses	362,930	49,204	(362,930)	(a)	49,204
G&A Expense	189,521	205,518	(189,521)	(a)	205,518
R&D	526,516	-	(526,516)	(a)	-
Total expense	1,078,967	254,722			254,722
Income from operation	7,977	616,290			616,290
Interest Income (Expense)	1,254	(471,864)	(1,254)	(a)	(471,864)
Other income (Expense)	5,980	430,116	(5,980)	(a)	430,116
Profit before tax	15,211	574,542			574,542
Income tax	-	143,635	-		143,635

Net income	15,211	430,906	-		430,906
Other comprehensive income
Foreign currency translation adjustment	(2,992)	119,341	2,992	(a)	119,341
Comprehensive income	12,219	550,247			550,247
Basic and Diluted Income (Loss) Per Share	$0.00	$46.84			$0.01
Weighted Average Number of Common Shares	29,910,000	9,200			29,910,000

See Notes to unaudited Pro forma condensed consolidated financial statements

HXT HOLDINGS, INC. UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS FOR THE YEAR ENDED SEPTEMBER 30, 2010

UNIT: USD$

	HXT HOLDINGS, INC	CHINA METAL	ADJUSTMENT	NOTES	(1) PRO FORMA

Sales Revenue	1,559,440	3,508,069	(1,559,440)	(a)	3,508,069
Cost of Goods Sold	397,215	2,908,560	(397,215)	(a)	2,908,560
Gross Profit	1,162,225	599,509			599,509

Selling Expenses	287,954	69,223	(287,954)	(a)	69,223
G&A Expense	807,792	187,908	(807,792)	(a)	187,908
Total expense	1,095,746	257,131			257,131
Income from operation	66,479	342,378			342,378
Interest Income (Expense)	168	(276,748)	(168)	(a)	(276,748)
Other income (Expense)	58,426	464	(58,426)	(a)	464
Profit before tax	125,073	66,094			66,094
Income tax	-	16,524	-		16,524
			-
Net income	125,073	49,571			49,571
Other comprehensive income
Foreign currency translation adjustment	(1,884)	(51,802)	1,884	(a)	(51,802)
Comprehensive income	123,189	(2,231)			(2,231)
Basic and Diluted Income (Loss) Per Share	0.00	5.39			0.00
Weighted Average Number of Common Shares	29,910,000	9,200			29,910,000
See Notes to unaudited Pro forma condensed consolidated financial statements

HXT HOLDINGS, INC

NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS

The following unaudited pro forma adjustments are included in the accompanying unaudited pro forma condensed consolidated balance sheet as of June 30, 2011 and the unaudited pro forma condensed consolidated statement of income for the nine months ended June 30, 2011 and for the year ended September 30, 2010 to reflect the acquisition of China Metal by HXT Holdings, Inc. and the Spin-Off of Heng Xing Technology Group Development Limited:

a.	To record the spin-off of Heng Xing Technology Group Development Limited immediately after the reverse acquisition;
b.	These adjustments reflect the recapitalization as a result of the transactions related to the share exchange.